Exhibit 11.3
AMENDMENT TO STOCK EXCHANGE AGREEMENT
This Amendment to Stock Exchange Agreement (this “Agreement”), is entered into as of April 1, 2010, by and among Officeware Corporation, a Texas corporation (the “Company”), Timothy M. Rice, Chetan Jaitly (collectively, these individuals, the “Founders”) and Radical Investments LP, a Texas limited partnership (Radical Investments LP together with the Founders, the “Shareholders”), Immediatek, Inc., a Nevada corporation (“Purchaser”), Radical Holdings LP, a Texas limited partnership (“Holdings”), Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart, Martin Woodall and Officeware Acquisition Corporation, a Texas corporation (“Merger Sub”).
WHEREAS, the parties desire to amend the Stock Exchange Agreement among the Company, the Shareholders, Purchaser and Holdings dated December 16, 2009 (“Stock Exchange Agreement”) as set forth herein; and
WHEREAS, the parties hereto constitute the parties necessary to amend the Stock Exchange Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:
1. Amendment to Stock Exchange Agreement.
(a) Section 1.2 of the Stock Exchange Agreement is hereby amended and restated as follows:
“1.2 The Merger. The merger described in Section 1.3 is referred to herein as the “Merger.” All references in the Stock Exchange Agreement to the Share Exchange are hereby amended to be references to the Merger.”
(b) Section 1.3 of the Stock Exchange Agreement is hereby amended and restated as follows:
“1.3 Exchange of Company Shares. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Texas Business Corporation Act (the “Texas Act”), at the Effective Time (as defined in Section 1.5) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth herein and in the applicable provisions of the Texas Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of any of the following securities:

“(a) Each Company Share issued and outstanding shall be converted into the right to receive 10,748.6906222621 shares of Purchaser Common Stock payable to the holder thereof, upon surrender of such Company Share. The number of shares of Purchaser Common Stock shall be rounded and each Shareholder will receive that number of Purchaser Common Stock opposite their name as appears on Schedule 1.3 attached hereto.
“(b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.”
(c) Section 1.4 of the Stock Exchange Agreement is hereby amended and restated as follows:
“1.4 Purchase of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.5) Purchaser shall issue, sell and deliver to Holdings, Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart and Martin Woodall an aggregate of 3,066,064 shares of Purchaser Common Stock and Holdings, Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart and Martin Woodall shall purchase from the Company the shares of Purchaser Common Stock for the aggregate purchase price of $1,000,000.00, such shares to be allocated as indicated below:

Name	number of shares	purchase price
Holdings	2,775,403	$905,200.61
Darin Divinia and Dawn Divinia	30,661	$10,000.12
Robert Hart and Kimberly Hart	200,000	$65,230.21
Martin Woodall	60,000	$19,569.06
“The shares of each of these individuals shall be grouped with those of Holdings for purposes of Schedule 1.3, attached hereto.
“Each of Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart and Martin Woodall, individually and not jointly, represent and warrant to the other parties hereto that such person has had the opportunity to discuss the transactions contemplated hereby with Purchaser and has had the opportunity to obtain such information pertaining to Purchaser as has been requested, including but not limited to filings made by Purchaser with the SEC under the Exchange Act. Each of Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart and Martin Woodall, as applicable, is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he or she is capable of evaluating the merits and risks of an investment in the Purchaser Common Stock. Each of Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart and Martin Woodall, as applicable, hereby represents and warrants that he or she can bear the economic risk of losing his or her investment in the Purchaser Common Stock.

(d) Section 1.5 of the Stock Exchange Agreement is hereby amended and restated as follows:
“1.5 Filing of Documents; Effective Time. At the Closing, after all the conditions to Closing have been met, the parties shall cause the Merger to be consummated by executing and filing (i) duly executed Articles of Merger with respect to the Merger with the Secretary of State of the State of Texas, in such form as is required by and in accordance with the relevant provisions of the Texas Act (the date and time of such filing is referred to herein as the “Effective Time”). The Founders covenant that they shall use their best efforts to cause the Effective Time to occur prior to April 2, 2010. Should the Effective Time not occur prior to April 2, 2010, the Purchaser shall have the right, but not the obligation to terminate this Agreement with no further obligation upon Purchaser, Holdings or Radical Investments LP. The parties hereto agree that should the Company or the Founders fail to satisfy a condition to Closing contained herein and should the Effective Time not occur prior to April 2, 2010, the Purchaser shall suffer substantial losses, including expenses incurred in reviewing the books and records of the Company, which would be both extremely difficult and impractical to ascertain. On that basis, the parties hereto agree, as a reasonable estimate of those losses and not a penalty, that the Company shall pay to the Purchaser, should the Effective Time not occur prior to April 2, 2010, One Hundred Thousand Dollars ($100,000) and for each full three-month period thereafter in which the Effective Time does not occur, the Company shall pay an additional Thirty Thousand Dollars ($30,000) per such period. The rights of the Purchaser under this Section 1.5 shall not be interpreted as precluding or limiting any right or remedy of the Purchaser arising from this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned with no liability or obligation hereunder other than the amounts previously described in this Section 1.5 prior to the Closing as follows:
“(a) At any time, by mutual consent of the Company and the Purchaser;
“(b) If the transactions contemplated hereby or any of the conditions to Closing hereunder become impossible to perform or obtain, as applicable, provided that no party (nor such party’s Affiliate) hereto who is responsible for such impossibility may seek termination of this Agreement; or
“(c) At any time on or after May 31, 2010 (or such later date as the Company and the Purchaser shall have agreed in writing), by either the Company, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred on or prior to such date (or such other date as the Company and the Purchaser shall have agreed in writing), provided that no party hereto (nor such party’s Affiliate) may seek termination of this Agreement pursuant to this Section 1.5(c) if the failure of any condition to Closing results primarily, in whole or in part, due to an action or inaction within the control of such party (or its Affiliate).”
(e) Section 1.6 of the Stock Exchange Agreement is hereby amended and restated as follows:

“1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the Texas Act. Without limiting the generality of the foregoing, at the Effective Time:”
“(a)	The Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation thereafter, unless and until amended in accordance with their terms and as provided by law; and”

“(b)	The officers and directors of the Company following the Effective Time shall be the current officers and directors of the Surviving Corporation, each to hold an office or directorship in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation until his or her successor is elected and qualified.”
(f) Section 1.8(d) of the Stock Exchange Agreement is hereby amended and restated as follows:
(d)	The Company shall forgive the note receivable evidencing a loan from the Company to Chetan Jaitly in the principal amount of $45,692.31; the Company shall forgive the note receivable evidencing a loan from the Company to Timothy M. Rice in the principal amount of $28,307.07 and the Company shall forgive the note receivable evidencing a loan from the Company to Rajesh Jaitly in the principal amount of $267.
2. No Other Changes. Except as set forth in this Amendment, each of the terms of the Stock Exchange Agreement shall remain unchanged and in full force and effect.
3. Counterparts and Facsimile. This Amendment may be executed in any number of counterparts and by facsimile signature, each of which when so executed and delivered will be deemed an original and all of which together shall constitute one and the same instrument.
* * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY: Officeware Corporation, a Texas corporation
By:	/s/ Timothy M. Rice
	Name:	Timothy M. Rice
	Title:	President

SHAREHOLDERS:
/s/ Timothy M. Rice
Timothy M. Rice, in his individual capacity

/s/ Chetan Jaitly
Chetan Jaitly, in his individual capacity

Radical Investments LP, a Delaware corporation
By:	Radical Investments Management LLC,
a Delaware limited liability company

By:	/s/ Martin Woodall
	Name:	Martin Woodall
	Title:	Vice President

HOLDINGS: Radical Holdings LP, a Texas corporation
By:	Radical Management LLC,
a Texas limited liability company

By:	/s/ Martin Woodall
	Name:	Martin Woodall
	Title:	Vice President

/s/ Martin Woodall
Martin Woodall, in his individual capacity

/s/ Robert Hart
Robert Hart, in his individual capacity

/s/ Kimberly Hart
Kimberly Hart, in her individual capacity

/s/ Darin Divinia
Darin Divinia, in his individual capacity

/s/ Dawn Divinia
Dawn Divinia, in her individual capacity

PURCHASER: Immediatek, Inc. a Nevada corporation
By:	/s/ Darin Divinia
	Name:	Darin Divinia
	Title:	President and Chief Executive Officer

MERGER SUB: Officeware Acquisition Corporation, a Texas corporation
By:	/s/ Darin Divinia
	Name:	Darin Divinia
	Title:	President